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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 24 to Registration Statement No. 033-28551 of Fortis Benefits Insurance Company Variable Account C on Form N-6, of our report dated February 28, 2003 of Fortis Benefits Insurance Company Variable Account C relating to the financial statements as of and for the year ended December 31, 2002, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the headings "Experts" in such Statement of Additional Information.

Deloitte & Touche LLP
Hartford, Connecticut
December 4, 2003